Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS REPORTS 2006 FOURTH QUARTER AND FULL YEAR
RESULTS, IN LINE WITH REVISED EXPECTATIONS
- Reconfirms Earnings Per Share Outlook for First Quarter
and Full Year 2007
     Hingham, MA, March 7, 2007 — The Talbots, Inc. (NYSE:TLB) today announced results for the fourteen-week and fifty-three week periods ended February 3, 2007, compared to the thirteen-week and fifty-two week periods ended January 28, 2006.
     Net income for the fourth quarter was breakeven per diluted share on a reported basis and includes acquisition related costs and adjustments of approximately $0.15 per share and $0.04 per share of stock option expense. Excluding these acquisition related costs and stock option expense, earnings per diluted share were $0.19 for the combined company. This combined Company result includes a fourth quarter loss for the J. Jill brand of $0.07 per share, and a fourth quarter profit for the Talbots brand of $0.26 per share, compared to $0.37 reported last year for the Talbots only brand.
     Total consolidated Company sales in the fourth quarter were $638 million. By brand, retail store sales increased to $433 million for Talbots compared to $414 million last year, and were $91 million for J. Jill. Consolidated direct marketing sales were $114 million including catalog and Internet.
     Total Company comparable store sales declined 1.6% for the thirteen-week period ended January 27, 2007 compared to the thirteen-week period ended January 28, 2006. By brand, comparable store sales for Talbots decreased 2.1%. For the J. Jill brand, comparable store sales increased 1.5% in the period.

     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “Our consolidated fourth quarter results were in line with our previously revised expectations, and that of the First Call consensus estimate; however, we were still disappointed in the Company’s performance during this period. As we previously announced, after experiencing a six month period of healthy positive comps beginning in April and a particularly strong September for the Talbots brand, we anticipated a strong fourth quarter and increased our inventory commitment. Unfortunately, these strong sales trends were not sustained, which resulted in higher levels of markdown merchandise available for our post-Christmas semi-annual clearance event and deeper discounts.”
     “For J. Jill, we saw a continued trend of improving business performance throughout the fourth quarter, with comps turning positive for the first time in over a year. However, we did not achieve our overall sales expectations for the period due to weaker than anticipated performance across all channels. This also resulted in heavier markdowns during the period, which impacted the bottom line.”
     “As a result, we will be taking a more conservative approach to inventory management, particularly for the Talbots brand, and believe the heavy markdowns that impacted the fourth quarter are confined to that period.”
Operating Results for the Fifty-Three Week Period
     Total Company operating performance for the 53-week period ending February 3, 2007 includes J. Jill brand results for the period beginning May 3, 2006, which was the effective date of the acquisition.
     For the 53-week period, total consolidated Company net income was $31.6 million or $0.59 per diluted share on a reported basis and includes acquisition related costs and adjustments of approximately $0.46 per share and $0.15 per share of stock option expense. Excluding these costs, earnings per diluted share were $1.20 for the combined Company. This combined Company result includes a loss from the date of acquisition of $0.16 per share for the J.Jill brand, and a full year profit for the Talbots brand of $1.36 per share, compared to $1.72 reported last year for the Talbots only brand.
     Total consolidated Company sales were $2,231 million for the 53-week period. By brand, retail store sales increased to $1,604 million for Talbots compared to $1,544 million last year, and were $242 million for J. Jill from the date of acquisition. Consolidated direct marketing sales, including catalog and Internet, were $385 million.
     Total Company comparable store sales rose 0.7% for the fifty-two week period ended January 27, 2007 compared to the fifty-two week period ended January 28, 2006. By brand, comparable store sales for Talbots increased 1.3%. For the J. Jill brand, comparable store sales decreased 4.4% since the date of acquisition.

Fiscal 2006 Highlights
•	J. Jill Integration Better than Expected — enabled acceleration of certain key actions;

•	Company Increased Expected Cost Saving Synergies to Greater than $36 million in 2007 versus original expectation of $25 million in the areas of sourcing, distribution, store operations and back-office functions.

•	Store Expansion — Opened 50 New Talbots Stores and 34 J. Jill Stores since Acquisition; Ended year with a total of 1,125 Talbots and 239 J. Jill stores for a grand total of 1,364 combined stores.

•	Talbots Brand Initiatives Drove Six-Month String of Healthy Positive Comps, peaking in September, with regular-price sales in the month up double-digits compared to prior year.

•	J. Jill Turnaround Underway — improved execution of retail channel led to positive 4th quarter comparable store sales growth.

•	New Talbots Brand Transitional 3rd Quarter Clearance Event maximized regular-price selling and minimized markdown exposure.
     Mr. Zetcher continued, “2006 represented a successful year of transition as we focused on integrating J. Jill. We believe we are well positioned to maximize the long-term synergies of the two brands, enabling us to capture the growth potential of this advantageous market.”
     “Most importantly, we focused on putting the necessary infrastructure and initiatives in place to achieve the long-term growth that we anticipate from the acquisition. And I am pleased to report that we have made solid progress in stabilizing the J. Jill business since the close of our acquisition last May. With continuing adjustments to our merchandise, a unified promotional calendar and a one-price policy across channels, we are starting to see some ongoing customer traction.”
First Quarter and Full Year 2007 Outlook
     The Company reconfirmed its previously announced outlook for consolidated first quarter 2007 earnings per diluted share to be in the range of $0.36 - $0.43 on a reported basis and includes approximately $0.12 of acquisition related costs and adjustments. This total Company expectation assumes Talbots brand first quarter earnings per share to be in the range of approximately $0.53 - $0.58, compared to the $0.51 reported last year in the first quarter, and a loss for the J. Jill brand in the range of approximately $0.03 - $0.05.
     The Company also reconfirmed its previously announced outlook for consolidated full year 2007 earnings per diluted share to be in the range of $1.05 - $1.15 on a reported basis and includes approximately $0.40 of acquisition related costs and adjustments. This total Company expectation assumes Talbots brand full year earnings per share to be in the range of approximately $1.43 - $1.48 compared to the $1.21 reported for the Talbots brand last year, and the J. Jill brand in the range of approximately $0.02 - $0.07 per share.
     Mr. Zetcher continued, “Looking specifically at the first quarter, while we remain comfortable with our previously announced outlook for earnings per share, our Talbots brand February comparable store sales trends were somewhat softer than anticipated. However, our major Spring 3 catalog, which was mailed to customers in the beginning of March, has so far received positive customer response and is off to a strong start. For the J. Jill brand, February comps were below our expectations, but we did see a pickup in trends during the latter part of the month, as we set our stores with new spring merchandise. We are hopeful for a continuation of improved selling trends in both of our brands throughout the remainder of the period and the year.”
     “In closing, we are entering 2007 with the bulk of our merger related issues behind us, and a strong leadership team in place that combines the talents and market expertise of Talbots and J. Jill management. We feel very good about our ability to achieve our fiscal 2007 plan, which calls for solid improvement in both brands, and would generate the highest level of operating cash flow in our Company’s history. We’re on track to achieve greater than $36 million in cost synergies, and look forward to a year of much stronger performance across both brands,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, March 7, 2007 at 10:00 am local time to discuss fourth quarter and year-end results. To listen to the live web cast please log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until March 9, 2007. This call may be accessed by dialing (877) 519-4471, passcode 8509652.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,368 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,128 stores under the Talbots brand name and 240 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook, or statements in or accompanying this release.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including acceptance of the Company’s fashions including its seasonal fashions, the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization as a result of the transaction, diversion of management time on acquisition-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concepts, success of our expected marketing events in driving sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Amounts in thousands except per share data

	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net Sales	$638,004	$486,168	$2,231,033	$1,808,606

Costs and Expenses
Cost of sales, buying and occupancy	440,438	326,436	1,470,554	1,153,734
Selling, general and administrative	189,190	127,262	685,438	502,724

Operating Income	8,376	32,470	75,041	152,148

Interest
Interest expense	8,709	1,310	31,542	4,480
Interest income	361	483	7,023	1,374

Interest Expense — net	8,348	827	24,519	3,106

Income Before Taxes	28	31,643	50,522	149,042

Income Tax Expense	11	11,866	18,946	55,891

Net Income	$17	$19,777	$31,576	$93,151

Net Income Per Share

Basic	$—	$0.38	$0.60	$1.76

Diluted	$—	$0.37	$0.59	$1.72

Weighted Average Number of Shares of Common Stock Outstanding

Basic	52,892	52,447	52,651	52,882

Diluted	53,820	53,598	53,485	54,103

Cash Dividends Paid Per Share	$0.13	$0.12	$0.51	$0.47

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands

	February 3,	January 28,
	2007	2006

Cash and cash equivalents	$35,923	$103,020
Customer accounts receivable — net	204,619	209,749
Merchandise inventories	352,652	246,707
Other current assets	99,215	61,185

Total current assets	692,409	620,661

Property and equipment — net	533,216	387,536
Goodwill	247,490	35,513
Trademarks	154,984	75,884
Other intangible assets — net	92,038	—
Deferred income taxes	—	6,407
Other assets	28,551	20,143

TOTAL ASSETS	$1,748,688	$1,146,144

Accounts payable	$113,884	$85,343
Income taxes payable	31,684	37,909
Accrued liabilities	158,763	121,205
Notes payable to banks	45,000	—
Current portion of long-term debt	80,469	—

Total current liabilities	429,800	244,457

Long-term debt less current portion	389,174	100,000
Deferred rent under lease commitments	133,025	110,864
Deferred income taxes	61,537	—
Other liabilities	91,841	63,855
Stockholders’ equity	643,311	626,968

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,748,688	$1,146,144

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in thousands

	February 3,	January 28,
	2007	2006
	(53 Weeks)	(52 weeks)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,576	$93,151
Depreciation and amortization	121,528	90,127
Deferred and other items	24,800	1,423
Changes in:
Customer accounts receivable	5,124	(10,494)
Merchandise inventories	(58,491)	(8,167)
Accounts payable	20,074	20,685
Income taxes payable	3,083	10,717
All other working capital	(13,302)	13,996

	134,392	211,438

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of The J. Jill Group, Inc., net of cash acquired	(493,946)	—
Additions to property and equipment	(104,208)	(72,684)
Proceeds from disposal of property and equipment	612	—
Maturities of marketable securities	16,729	—

	(580,813)	(72,684)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable	490,000	—
Payment of notes payable	(85,358)	—
Proceeds from options exercised	3,785	7,731
Excess tax benefit from options exercised	1,156	—
Debt issuance costs	(1,414)	—
Cash dividends	(27,490)	(25,334)
Purchase of treasury stock	(1,113)	(49,993)

	379,566	(67,596)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(242)	51

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(67,097)	71,209

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	103,020	31,811

CASH AND CASH EQUIVALENTS, END OF PERIOD	$35,923	$103,020